Exhibit 2.1

AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This Amendment, dated as of September 28, 2024 (this “Amendment”) to that certain Business Combination Agreement, dated as of January 17, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Direct Selling Acquisition Corp., a Delaware corporation (“DSAQ”), Aeroflow Urban Air Mobility Private Limited, a private limited company incorporated under the laws of India and a direct wholly owned subsidiary of PubCo (“IndiaCo”), Hunch Technologies Limited, a private limited company incorporated in Ireland with registered number 607449 (“PubCo”), FlyBlade (India) Private Limited, a private limited company incorporated under the laws of India, and HTL Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo, as amended by that certain Amendment to Business Combination Agreement, dated as of June 28, 2024, by and among DSAQ, IndiaCo and PubCo. DSAQ, IndiaCo and PubCo are collectively referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Business Combination Agreement; and

WHEREAS, Section 10.10 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by DSAQ, on the one hand, and PubCo and IndiaCo, on the other hand.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, and intending to be legally bound hereby, each of the parties agree as follows:

AGREEMENT

1. Amendments.

a. Section 9.01(d). Section 9.01(d) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

(d) by either DSAQ or PubCo, if the Transactions shall not have been consummated on or prior to December 27, 2024 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to (i) DSAQ if DSAQ’s breach of any of its covenants or obligations under this Agreement shall have been the primary cause of the failure to consummate the Transactions on or before the Termination Date or (ii) PubCo if the breach by any member of the Blade Group of any of their respective covenants or obligations under this Agreement shall have been the primary cause of the failure to consummate the Transactions on or before the Termination Date;

2. Effect of Amendment. This Amendment shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Business Combination Agreement to “this Agreement” and (b) to the Business Combination Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Business Combination Agreement as amended by this Amendment. Except as amended hereby, the Business Combination Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

3. Incorporation by Reference. Sections 1.02 (Construction); 10.03 (Assignment); 10.06 (Governing Law); 10.07 (Captions; Counterparts); 10.09 (Entire Agreement); 10.10 (Amendments); 10.11 (Severability); 10.12 (Jurisdiction); 10.13 (Waiver of Jury Trial) and 10.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have hereunto caused this Amendment to be duly executed as of the date hereof.

DIRECT SELLING ACQUISITION CORP.

By:	/s/ Dave Wentz
Name: Dave Wentz
Title: Chief Executive Officer

AEROFLOW URBAN AIR MOBILITY PRIVATE LIMITED

By:	/s/ Vikram Singh
Name: Vikram Singh
Title: Director

HUNCH TECHNOLOGIES LIMITED

By:	/s/ Amit Dutta
Name: Amit Dutta
Title: Director

[Signature Page to Amendment to Business Combination Agreement]